EXHIBIT 99.1

FOR:      PLAYERS INTERNATIONAL, INC.
CONTACT:  Peter J. Aranow, Executive Vice President of Finance
          318/437-1542

FOR IMMEDIATE RELEASE         Christine DiSanto/Josette Tuil
                              Media Contact: Stan Froelich
                              Morgen-Walke Associates
                              212/850-5600


          PLAYERS INTERNATIONAL INC. ANNOUNCES SENIOR
                  MANAGEMENT AND BOARD CHANGES


     Atlantic City, New Jersey, September 9, 1996 -- Players International, Inc. (Nasdaq: PLAY) today announced a series of senior management changes and an expansion of its Board of Directors. The Company stated that it will add four new outside directors to its Board, including Merv Griffin, and that it has promoted long-time gaming industry executive John F. Groom to Chief Operating Officer.
     The Company stated that Vice Chairman and co-founder David Fishman has decided to retire from the Company, but will continue to make himself available to the Company in conjunction with two development projects for which he has had responsibility - the riverboat casino and entertainment complex in Maryland Heights, Missouri and the expansion of Players riverboat casino complex in Metropolis, Illinois.
     With the positive management and Board changes at Players, the timing of my retirement is right for both Players and me, Mr. Fishman said. I look forward to assisting the Company in its completion of the pending development and expansion projects.
     Players also announced that co-founder Edward Fishman will continue as Chairman of the Board, but will henceforth focus exclusively on his Board duties and will no longer have operating responsibilities. AI will continue to support our efforts to ensure that Players fulfills our vision of becoming one of the premier gaming companies, Mr. Fishman said.

     Players further announced that John F. Groom has been promoted to Chief Operating Officer. Mr. Groom has been Executive Vice President of Operations since March of this year. Prior to joining Players, Mr. Groom was Executive Vice President of Bally's Entertainment Corp., where he oversaw operational and financial planning for Bally's proposed Paris Casino Resort. During his sixteen year career at Caesars, Mr. Groom held the positions of President and Chief Operating Officer of Caesars New Orleans, and Senior Vice President of Casino Operations at Caesars Atlantic City. "We are very pleased to have someone of John Groom's considerable talent and experience in this expanded role as we face the many challenges and opportunities that go along with our transition from a development company to an operating company," said Howard Goldberg, Chief Executive Officer.
     In addition to the management changes announced today, Players said that Merv Griffin has agreed to join its Board of Directors. Mr. Griffin's Griffin Group, Inc. and affiliates hold approximately 17% percent of Players, making it the Company's largest shareholder.
     "The fact that Merv Griffin joining the board is indicative of his confidence in the potential of Players. He has always made significant contributions to our business, but now we will receive the full benefit of his considerable marketing and entertainment experience going forward," Goldberg said.
     In addition to Mr. Griffin, Players said that it will add three other new independent directors to its Board.

     Earl E. Webb, 40, head of LaSalle Partners' Investment Banking Group. LaSalle Partners is a global leader in commercial real estate, providing investment management, occupancy and property services to public and private institutions, corporations, professional organizations, and individuals throughout the world. Mr. Webb joined LaSalle in 1985, and has served on its Board of Directors since January 1995.
     Charles M. Masson, 43, a corporate finance consultant. He was Chairman of the Board of Cadillac Fairview, Inc., a Canadian real estate company, from 1994 to 1995, and oversaw that company's $5 billion debt restructuring. From 1979 to 1993, Mr. Masson was head of the Financial Restructuring Group at Salomon Brothers, Inc.
      Jay M. Green, 48, Executive Vice President and Chief Financial Officer of Culbro Corporation, a diversified company with interests in consumer products, real estate, nurseries, industrial products and wholesale distribution. Prior to joining Culbro, Mr. Green was Vice President and Controller of The Entertainment Business Sector of The Coca Cola Company.
      Messrs. Masson and Green currently serve as directors of Griffin Gaming & Entertainment Inc. pending the completion of the previously announced merger of Griffin Gaming & Entertainment and Sun International Hotels Ltd.
     "I am confident that the actions we are taking today give us the breadth of experience and depth of management expertise to regain our momentum and to maintain a leading competitive position in each of our markets," said Players Chairman Edward Fishman.
     Players International, Inc. is a multi-jurisdictional casino and entertainment gaming company. The Company owns and operates riverboat casino facilities on the Ohio River in Metropolis, Illinois and in Lake Charles, Louisiana and the Players Island Resort Casino & Spa, a land-based casino resort in Mesquite, Nevada. Additional developments include a joint venture with Harrah's for a casino entertainment complex in Maryland Heights, Missouri.

                             # # #